SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ____________ ).

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


CYPRESS SEMICONDUCTOR CORPORATION
--------------------------------------------------
(Name of Registrant as specified in its charter)

CYPRESS SEMICONDUCTOR CORPORATION
--------------------------------------------------
(Name of person(s) filing proxy statement)

Payment of filing fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act
      14a-6(i)(3).
[ ] Fee Computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities
    to which transaction applies:    _____________________________________

(2) Aggregate number of securities
    to which transaction applies:    _____________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _______________________________________

(4) Proposed maximum aggregate value of transaction:  _______________________

(A) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check the box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of filing.

(1) Amount Previously Paid: _______________________________

(2) Form, Schedule, or Registration Statement No.: __________________________

(3) Filing Party: ____________________________________

(4) Date Filed: ___________________________________

                                                                April 28, 1997


Dear Stockholder:

     You are cordially invited to attend the Cypress Semiconductor Corporation Annual Meeting of Stockholders to be held on Tuesday, May 13, 1997 at 10:00 a.m., local time, at the Company's offices located at 3939 North First Street, San Jose, California 95134.

     At the Annual Meeting, you will be asked to elect five directors and approve the appointment of Price Waterhouse LLP as the Company's independent accountants for this fiscal year.

     We hope you will be able to attend the Annual Meeting on May 13th for a report on the status of the Company's business and performance during 1996. There will be an opportunity for stockholders to ask questions. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card to ensure your representation at the meeting.


                                          Very truly yours,


                                          T.J. Rodgers, President and CEO

                       CYPRESS SEMICONDUCTOR CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   May 13, 1997


TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cypress Semiconductor Corporation (the "Company"), a Delaware corporation, will be held on Tuesday, May 13, 1997 at 10:00 a.m., local time, at its offices located at 3939 North First Street, San Jose, California 95134, for the following purposes:

1. To elect five directors to serve for the ensuing year and until their successors are elected.

2. To ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending December 29, 1997.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on March 14, 1997 are entitled to receive notice of, to attend and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if such stockholder returned a proxy.


                                                FOR THE BOARD OF DIRECTORS

                                                Emmanuel Hernandez, Secretary


San Jose, California
April 28, 1997









IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                       CYPRESS SEMICONDUCTOR CORPORATION

                                _______________


              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

     The enclosed Proxy is solicited on behalf of the Board of Directors of Cypress Semiconductor Corporation (the "Company") for use at the Company's Annual Meeting of Stockholders ("Annual Meeting") to be held Tuesday, May 13, 1997, at 10:00 a.m., local time, or at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 3939 North First Street, San Jose, California 95134.

     The Company's principal executive offices are located at 3901 North First Street, San Jose, California 95134. The telephone number at that address is
(408) 943-2600.

     These proxy solicitation materials were mailed on or about April 28, 1997 to all stockholders entitled to vote at the Annual Meeting.


                 INFORMATION CONCERNING SOLICITATION AND VOTING


RECORD DATE AND SHARES OUTSTANDING

     Stockholders of record at the close of business on March 14, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 81,600,800 shares of the Company's Common Stock were outstanding.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

     Every stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled, or distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than five candidates. However, no stockholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder's votes. On all other matters each share has one vote.

     The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD" from a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes eligible to be cast by the Common Stock present in person or represented by proxy at the Annual Meeting and "entitled to vote on the subject matter" (the "Votes Cast") with respect to such matter.

     While abstentions (votes "withheld") will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter, broker non-votes with respect to proposals set forth in this Proxy Statement will not be considered "Votes Cast" and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

      Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1998 Annual Meeting must be received by the Company no later than December 28, 1997 in order to be included in the proxy statement and form of proxy relating to that meeting.

                      PROPOSAL ONE - ELECTION OF DIRECTORS

NOMINEES

     A Board of five directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees named below, all of whom are presently directors of the Company. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified. It is not expected that any nominee will be unable or will decline to serve as a director.

The name of and certain information regarding each nominee is set forth below.



 DIRECTOR
  NAME OF NOMINEE     AGE(1)          PRINCIPAL OCCUPATION           SINCE
-------------------  --------  ----------------------------------  ----------
T.J. Rodgers            49     President and Chief Executive          1982
                               Officer of the Company

Pierre R. Lamond        66     General Partner, Sequoia Partners      1983

Fred B. Bialek          63     Business Consultant                    1991

Eric A. Benhamou        41     President and Chief Executive          1993
                               Officer of 3COM Corporation

John C. Lewis           61     Chairman of the Board of Amdahl        1993
                               Corporation

     Except as set forth below, each of the nominees has been engaged in his principal occupation described above during the past five years. There are no family relationships among directors or executive officers of the Company.

     T.J.Rodgers is a co-founder of the Company and has been its President and Chief Executive Officer since 1982. Mr.Rodgers serves as a director of Vitesse Semiconductor Corporation and C-Cube Corporation.

     Pierre R. Lamond has been a general partner of Sequoia Partners, which manages several venture capital funds, including Sequoia Capital IV, Sequoia Capital V and Sequoia Capital Growth Fund, since 1981. Mr. Lamond serves as a director of Vitesse Semiconductor Corporation, CKS Group, Inc. and VidaMed, Inc.

     Fred B. Bialek has been an independent business consultant since November 1986, during which time he has been active in the negotiation and execution of merger and acquisition transactions for semiconductor and other technology companies. Mr. Bialek has acted as a consultant to Cypress in certain of its acquisitions, including Cypress Semiconductor (Minnesota) Inc. ("CMI"), the Company's third wafer fabrication facility. Mr. Bialek, who was a founder of National Semiconductor Corporation, has over 30 years operating experience in semiconductor and related technology industries.

     Eric A. Benhamou was Vice President and General Manager of 3COM Corporation ("3COM"), a data Networking company, from September 1987 to April 1990. From April 1990 to September 1990, he was Chief Operating Officer of 3COM. In September 1990, he was promoted to President and Chief Executive Officer of 3COM, a position in which he has served since then. Mr. Benhamou is a director of 3COM.

     John C. Lewis has been Chairman of the Board of Amdahl Corporation, a computer manufacturer, since 1987. He was President of Amdahl from 1977 until 1987, and Chief Executive Officer of Amdahl from 1983 until 1992. Mr. Lewis is also a director of Vitesse Semiconductor Corporation, Pinnacle Systems, Inc. and Infinity Financial Technology, Inc.

REQUIRED VOTE

     The five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no further legal effect under Delaware law.

BOARD MEETINGS AND COMMITTEES

     Pierre R. Lamond serves as Chairman of the Board of Directors of the Company. The Board of Directors held a total of seven meetings during the fiscal year ended December 30, 1996. During fiscal 1996, no director attended fewer than 75% of all such meetings of the Board of Directors and of the committees, if any, upon which such director served. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee or any committee performing similar functions.

     The principal functions of the Audit Committee, which consists of Messrs. Lamond and Lewis, are: (1) to consult with the Company's independent accountants concerning the scope of the audit and to review with them the results of their examination; and (2) to review and approve any material accounting policy changes affecting the Company's operating results and to review the Company's control procedures and personnel. The Audit Committee held two meetings in fiscal 1996.

    The Compensation Committee, which consists of Messrs. Lamond and Benhamou, reviews compensation and benefits for the Company's senior executives and has authority to grant stock options under the Company's 1994 Stock Option Plan, as amended (the "1994 Option Plan") to employees and consultants (including officers and directors who are also employees or consultants of the Company). The Compensation Committee held seven meetings during fiscal 1996.

COMPENSATION OF DIRECTORS

     STANDARD ARRANGEMENTS

     Directors who are not employees receive $5,000 each quarter.

     The 1994 Option Plan provides for the automatic grant of nonstatutory options to outside directors of the Company. Each outside director is granted an initial option to purchase 80,000 shares of Common Stock (the "Initial Option") and an additional option to purchase 20,000 shares of Common Stock (a "Subsequent Option") on a date one year after the date of grant of the Initial Option and on the same date each year thereafter. The Initial Option becomes exercisable over a five-year period in annual installments of 16,000 shares, with the first such installment exercisable one year from the outside director's election to the Board. The Subsequent Options become exercisable five years after the date on which they are granted in annual installments of 4,000 shares, with the first such installments exercisable one year from the date of grant. Consequently, the 1994 Option Plan provides for an on-going vesting program of 20,000 shares per year to outside directors. The exercise price of options granted under the 1994 Option Plan is the fair market value of the Company's Common Stock on the date of grant.

OTHER ARRANGEMENTS

     The Company has a consulting relationship with one of its directors, Fred
B. Bialek.  See "Certain Transactions."

                                   MANAGEMENT


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the Record Date by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) the Company's Chief Executive Officer and each of the four other most highly compensated individuals who served as executive officers of the Company at fiscal year end (the "Named Officers") and (iv) all individuals who served as directors or executive officers at fiscal year end as a group:


                                                    SHARES BENEFICIALLY OWNED
                                                   ----------------------------
DIRECTORS, OFFICERS AND 5% STOCKHOLDERS               NUMBER         PERCENT
-------------------------------------------------  -------------  -------------

DIRECTORS

  T.J. Rodgers(1)                                      1,731,730       2.1%

  Pierre R. Lamond(2)                                    217,254        *
  Fred B. Bialek(3)                                      316,836        *
  Eric A. Benhamou(4)                                     60,000        *
  John C. Lewis(5)                                        74,000        *

NAMED OFFICERS

  J. Daniel McCranie(6)                                   41,031        *
  Antonio L. Alvarez(7)                                  121,934        *
  Emmanuel Hernandez(8)                                  122,116        *
  Lothar Maier(9)                                        128,204        *
  All directors and executive officers at fiscal
  year end as a group (9 persons)(10)                  2,813,105       3.5%


 * Less than 1%.

(1) Mr. Rodgers is also President and Chief Executive Officer of the Company. Includes options to purchase 1,182,593 shares of Common Stock exercisable within 60 days of the Record Date.

(2) Includes 177,254 shares held by the Lamond Living Trust. Also includes options held by Mr. Lamond to purchase 40,000 shares of Common Stock exercisable within 60 days of the Record Date.

(3) Represents options to purchase 316,836 shares of Common Stock exercisable within 60 days of the Record Date.

(4) Represents options to purchase 60,000 shares of Common Stock exercisable within 60 days of the Record Date.

(5) Represents options to purchase 74,000 shares of Common Stock exercisable within 60 days of the Record Date.

(6) Represents options to purchase 41,031 shares of Common Stock exercisable within 60 days of Record Date.

(7) Represents options to purchase 121,934 shares of Common Stock exercisable within 60 days of the Record Date.

(8) Includes shares transferred to his children of 6,075 and options to purchase 115,470 shares of Common Stock exercisable within 60 days of the Record Date.

(9) Includes options to purchase 121,032 shares of Common Stock exercisable within 60 days of the Record Date.

(10) Includes options held by executive officers and directors of the Company to purchase an aggregate of 2,072,896 shares of Common Stock exercisable within 60 days of the Record Date.

EXECUTIVE COMPENSATION

     The following table shows, as to each of the Named Officers, information concerning compensation paid for services to the Company in all capacities during the three fiscal years ended December 30, 1996:


                           SUMMARY COMPENSATION TABLE

                                                       LONG-TERM
                            ANNUAL COMPENSATION       COMPENSATION
                                                         AWARDS
    NAME AND                                           SECURITIES   ALL OTHER
    PRINCIPLE                                          UNDERLYING  COMPENSATION
    POSITION      YEAR SALARY(1)  BONUS(2)    OTHER(4) OPTIONS (#)     (5)
----------------  ---- ---------  --------    -------- ----------- ------------
T.J. Rodgers      1996  $278,976  $  3,750(3)       --     300,000           --
 President,       1995  $278,884  $236,813          --     200,000           --
 Chief Executive  1994  $278,911  $109,253          --     300,000           --
 Officer and
 Director

J. Daniel         1996  $259,345  $  1,250          --      52,500         $600
 McCranie         1995  $268,212  $219,793          --          --         $208
 Vice President,  1994  $267,747  $ 86,128          --     200,000           --
 Marketing and
 Sales

Antonio Alvarez   1996  $196,285  $  1,250          --      94,500           --
 Vice President,  1995  $195,625  $160,043     $11,775     146,930           --
 Research and     1994  $196,180  $ 70,208          --      38,250           --
 Development

Lothar Maier      1996  $180,265  $  1,250     $88,027      52,500         $454
 Vice President,  1995  $184,730  $157,317     $61,354     160,060         $450
 Wafer Manufac-   1994  $163,196  $ 64,047     $35,274      86,000         $550
 turing, and
 President
 Cypress Semi-
 conductor
 (Minnesota) Inc.

Emmanuel          1996  $180,265  $  1,250          --      52,500         $600
 Hernandez        1995  $171,685  $162,167          --     116,458           --
 Vice President,  1994  $159,458  $ 59,994          --      58,000           --
 Finance and
 Administration,
 and Chief
 Financial
 Officer

________________

(1) Compensation is included in the year earned.

(2) Includes cash profit sharing awarded to each employee under the Company's Employee Profit Sharing Plan. Fiscal 1995 and fiscal 1994 bonuses also include amounts earned under the Company's 1995 key employee bonus plan and 1994 key employee bonus plan, respectively, by virtue of the Company's achievement of a target level of earnings per share, as well as success in accomplishing certain group- and individual-specific goals, in fiscal 1995 and fiscal 1994, respectively. No bonuses were earned under the 1996 key employee bonus plan; however, bonuses earned in the fourth quarter of fiscal 1995 were paid in fiscal 1996 and were dependent upon each employee's continuous status as an employee of the Company at the time of such payout.

(3) Represents cash bonus of $2,500 under the Company's Patent Award program.

(4) Represents cash payout of PTO earned of $11,775 for Mr. Alvarez and $10,385 for Mr. Maier and annual compensation paid in connection with Mr. Maier's relocation of $77,642.

(5) Represents that portion of the Company's contribution toward the purchase of computers made pursuant to its Computer Program, which is available to all employees.

     The following table shows, as to each of the Named Officers, option grants during the last fiscal year and the potential realizable value of those options, assuming 5% and 10% appreciation, at the end of their term:

                          OPTION GRANTS IN FISCAL 1996


INDIVIDUAL GRANTS


                         # OF TOTAL                       POTENTIAL REALIZABLE
             NUMBER OF     OPTIONS                          VALUE AT ASSUMED
             SECURITIES  GRANTED TO                       ANNUAL RATES OF STOCK
             UNDERLYING  EMPLOYEES                         PRICE APPRECIATION
              OPTIONS    IN FISCAL  EXERCISE  EXPIRATION     FOR OPTION TERM
  NAME       GRANTED(1)   YEAR(2)   PRICE(3)    DATE(4)      5%(5)     10%(5)
------------ ----------  ---------- --------  ----------  ---------- ----------
T.J. Rodgers    300,000        5.5%   $10.75    10/24/06  $2,028,185 $5,139,819
J. Daniel
 McCranie        52,500        1.0    $10.75    10/24/06     354,932    899,468
Antonio L.
 Alvarez         94,500        1.7    $10.75    10/24/06     638,878  1,619,043
Lothar Maier     52,500        1.0    $10.75    10/24/06     354,932    899,468
Emmanuel
 Hernandez       52,500        1.0    $10.75    10/24/06     354,932    899,468

______________

(1) Options granted under the Company's 1994 Stock Option Plan typically have a 10-year term, vest over a five-year period of employment and have an exercise price equal to market value on the date of grant.

(2) Options to purchase an aggregate of 5,428,029 shares of Common Stock of the Company were granted to employees during the fiscal year ended December 30, 1996.

(3) The exercise price may be paid by check, cash or delivery of shares that are already owned.

(4) Options may terminate before their expiration dates if the optionee's status as an employee or consultant is terminated, upon the optionee's death or upon an acquisition of the Company.

(5) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten-year option term. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. Annual compounding results in total appreciation of 63% (at 5% per year) and 159% (at 10% per year). If the price of the Company's Common Stock were to increase at such rates from the price at 1996 year end ($14.50 per share) over the next ten years, the resulting stock prices at 5% and 10% appreciation would be $23.62 and $37.61, respectively.

     The following table shows, for each of the Named Officers, information concerning options exercised during fiscal 1996 and the value of options held at fiscal year end:

                 AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND
                      FISCAL 1996 YEAR-END OPTION VALUES


                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED
                     SHARES                     OPTIONS AT FISCAL YEAR END:
                   ACQUIRED ON    VALUE      ---------------------------------

       NAME         EXERCISE(#)  REALIZED($)   EXERCISABLE     UNEXERCISABLE
------------------ -----------  -----------  --------------- -----------------
T.J. Rodgers           100,000   $1,025,000        1,182,593           568,335
J. Daniel McCranie      50,000      214,000           41,031           326,822
Antonio L. Alvarez           0            0          121,934           215,764
Lothar Maier                 0            0          121,032           198,560
Emmanuel Hernandez           0            0          115,470           161,488


                       VALUE OF UNEXERCISED
                       IN-THE-MONEY OPTIONS
                     AT FISCAL YEAR END($)(1):
                    ---------------------------
       NAME          EXERCISED    UNEXERCISED
------------------  ------------ --------------
T.J. Rodgers          $9,172,380     $2,006,781
J. Daniel McCranie       275,866      2,027,494
Antonio L. Alvarez       819,979        841,074
Lothar Maier             752,443        810,684
Emmanuel Hernandez       687,730        659,208

____________________

(1) Calculated by determining the difference between the fair market value of the securities underlying the options at December 30, 1996 ($14.50) and the exercise price of the options.


REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     OVERVIEW

     The Compensation Committee of the Board of Directors has the responsibility to review compensation programs and benefits for the Company's employees generally, and specifically for the executive officers of the Company, and has exclusive authority to grant stock options to the executive officers of the Company. The Company applies a consistent philosophy to compensation for all employees including its executive officers, based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the defined expectations of customers and stockholders.

     GOALS OF THE COMPANY'S COMPENSATION PROGRAM

     The goals of the Compensation Committee are to align executive compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's compensation program for executive officers is based on the same principles applicable to compensation decisions for all employees of the Company:

       COMPETITIVE LEVELS OF COMPENSATION. The Company is committed to providing a compensation program that helps attract and retain the best people in the industry. To ensure that pay is competitive, the Company periodically reviews the compensation practices of other leading companies in the semiconductor industry. The Company believes that its compensation levels fall within the median of industry compensation levels.

       PERFORMANCE-DRIVEN REWARDS. Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit, performance relative to competitors and timely new product introductions. Individual performance is evaluated by measuring organization progress against set objectives.

       PERFORMANCE AND COMPENSATION FEEDBACK. At the beginning of the performance cycle, key quarterly and annual objectives are set for each officer. The CEO gives ongoing feedback on performance to each officer. At the end of the performance cycle, the Compensation Committee evaluates the extent to which the key objectives have been accomplished, which evaluation affects decisions on merit increases and stock option grants.

     COMPONENTS OF THE COMPANY'S COMPENSATION PROGRAM

          The Company's compensation program, which consists of cash- and equity-based compensation, allows the Company to attract and retain highly skilled officers, provide useful products and services to customers, enhance stockholder value, motivate technological innovation and adequately reward its executive officers and other employees. The components are:

       CASH-BASED COMPENSATION:

            The Committee sets base salary for officers on the basis of level of responsibility, prior performance and other factors after reviewing the compensation levels for competitive positions in the market.

            The Company has a quarterly profit sharing plan under which it distributes to all employees, including executive officers, payments based on the Company's achieving a targeted level of earnings per share. The Company believes that all employees share the responsibility of achieving profits. Accordingly, it awards an equal portion to all employees regardless of salary or position level. Under the profit-sharing plan, specific Company performance criteria must be met for employees to be eligible for bonuses. For 1996, the Company did not meet these criteria for any quarter.

            The Company adopted a key employee bonus plan effective at the beginning of fiscal year 1996, in which the Chief Executive Officer, Company Vice Presidents and certain other key employees participated. Plan participants would have earned bonuses (in each case a percentage of the participant's base salary) based on the Company's achievement of a targeted level of earnings per share, as well as success in accomplishing certain group- and individual-specific goals. The plan provided that no bonus would be awarded unless the Company achieved at least 90% of its earnings target for fiscal year 1996. Based upon the Company's inability to meet the earnings target for 1996, no bonuses will be awarded under the plan.

         EQUITY-BASED COMPENSATION:

              Stock options provide additional incentives to officers to work to maximize stockholder value. The options become exercisable over a defined period of employment with the Company to encourage officers to continue in the employ of the Company. In line with its compensation philosophy, the Company grants stock options to all employees, commensurate with their potential contributions to the Company. Stock options are included as part of the initial employment compensation package, and are also awarded for promotions and pursuant to the annual Evergreen Stock Program, which provides long-term incentives to virtually all employees based on performance and potential contributions.

     STOCK OPTION EXCHANGE

          In October 1996, the Board of Directors offered to all employees (including officers) the opportunity to cancel outstanding stock options with exercise prices in excess of $11.00 per share (the fair market value of the common stock at that time) in exchange for options exercisable at $11.00 per share which were otherwise identical to the canceled options except that employees were restricted from exercising any vested portion of the repriced options until April 24, 1997. The option exchange was an acknowledgment of the importance to the Company of having equity incentives in the hands of key employees. Stock options which are "out of the money" provide no particular compensatory incentive if an employee is considering alternative opportunities. The Committee decided to include officers (excluding T.J. Rodgers) in the exchange because of the importance of their administrative and technical leadership to the success of the Company's business.

     The following table sets forth all exchange and repricings of officer stock options since April 1987.

                         TEN-YEAR OPTION REPRICING TABLE

                                      MARKET                        LENGTH OF
                            NO. OF   PRICE OF   EXERCISE             ORIGINAL
                          SECURITIES STOCK AT   PRICE AT              OPTION
                          UNDERLYING  TIME OF    TIME OF            REMAINING
                           OPTIONS   REPRICING REPRICING            AT DATE OF
                           REPRICED     OF        OR        NEW     REPRICING
                          OR AMENDED AMENDMENT AMENDMENT  EXERCISE     OR
      NAME         DATE       (#)       ($)        ($)    PRICE($)  AMENDMENT
---------------- -------- ---------- --------- ---------- -------- ------------
T.J. Rodgers     10/26/87     50,000    3.1250     6.0625   3.1250 9yrs., 9mos.
 President,      11/21/88     80,000    4.0000     4.5625   4.0000 9yrs.,10mos.
 Chief Executive 01/22/90    200,000    4.1250     6.0625   4.1250 9yrs., 3mos.
 Officer and
 Director

Antonio Alvarez  10/26/87     20,320    3.1250     6.0625   3.1250 9yrs., 9mos.
 Vice President, 01/22/90     16,000    4.1250     5.5625   4.1250 9yrs.
 Research and    01/22/90     53,000    4.1250     6.3125   4.1250 9yrs., 9mos.
 Development     01/21/90     57,000    4.1250     6.3125   4.1250 9yrs., 9mos.
                 04/30/92     26,398    4.7500     9.2500   4.7500 9yrs., 5mos.
                 04/30/92     80,000    4.7500     9.2500   4.7500 9yrs., 5mos.
                 10/24/96    146,930   11.0000    16.1875  11.0000 9yrs.

Lothar Maier     10/26/87     10,548    3.1250     3.3750   3.1250 9yrs.
 Vice President, 10/26/87      7,262    3.1250     6.0625   3.1250 9yrs., 9mos.
 Wafer Manufac-  11/21/88      6,352    4.0000     6.0625   4.0000 9yrs., 4mos.
 turing, and     11/21/88     11,354    4.0000     4.5625   4.0000 9yrs.,10mos.
 President       01/22/90      5,000    4.1250     6.0625   4.1250 9yrs., 3mos.
 Cypress Semi-   01/22/90     16,170    4.1250     5.5000   4.1250 9yrs., 7mos.
 conductor       04/30/92     12,306    4.7500     7.5625   4.7500 8yrs., 9mos.
 (Minnesota) Inc.04/30/92        406    4.7500     7.5625   4.7500 8yrs., 9mos.
                 04/30/92     13,070    4.7500     9.2500   4.7500 9yrs., 5mos.
                 04/30/92     87,694    4.7500     7.5625   4.7500 8yrs., 9mos.
                 04/30/92     42,714    4.7500     9.2500   4.7500 9yrs., 5mos.
                 10/24/96    160,060   11.0000    16.1875  11.0000 9yrs.

Emmanuel         10/24/96    116,458   11.0000    16.1875  11.0000 9yrs.
 Hernandez
 Vice President,
 Finance and
 Administration,
 and Chief
 Financial
 Officer

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     T.J. Rodgers has been President and Chief Executive Officer of the Company since its incorporation in 1982. In determining Mr. Rodgers' compensation, the Committee evaluates corporate performance, individual performance, compensation paid to other executive officers of the Company and total compensation (including salary, bonus and equity compensation) paid to chief executive officers of comparable companies. In 1996, Mr. Rodgers' annualized salary was $278,976, and he received cash bonuses of $3,750 under the Employee Profit Sharing Plan and Patent Award program. A fundamental tenet of Cypress' compensation policy, particularly with respect to compensation of the CEO, is to link the level of compensation obtained to the Company's performance as measured by profitability and long-term growth. One way that Cypress establishes this link is to award Mr. Rodgers with compensation in the form of options to purchase stock, since the market will reward superior Company performance by increasing the value of his equity and penalize unsatisfactory performance by diminishing or eliminating such value. Through his equity ownership in the Company, which consisted of 549,137 shares of Common Stock and options to purchase 1,750,928 shares of Common Stock on December 30, 1996, Mr. Rodgers shares with the other stockholders of the Company a significant stake in the success of the Company's business. A second way that Cypress establishes the link between Company performance and level of compensation is by its bonus plan, which awards variable compensation based to a substantial degree on an objective measure of the Company's profitability and long-term growth. It is the philosophy of Cypress and this Committee to bias compensation toward this kind of variable compensation as well as equity awards, meaning that when the Company performs well, as principally indicated by profitability, employees, and in particular the CEO, will be very well compensated, to a level which may exceed the median of industry compensation levels. When the Company's performance is below target levels, however, variable compensation will be limited or non-existent and equity compensation will not attain the same value, meaning that the CEO's overall compensation package may well be below industry median levels. Consistent with these objectives, Mr. Rodgers was not awarded a bonus under the 1996 key employee bonus plan.



                                                 COMPENSATION COMMITTEE OF THE
                                                 BOARD OF DIRECTORS
                                                 -- Pierre R. Lamond
                                                 -- Eric A. Benhamou


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee was or is an officer or employee of the Company. Pierre R. Lamond, Chairman of the Board of the Company, and T.J. Rodgers, President, Chief Executive Officer and a director of the Company, are directors and members of the Compensation Committee of the Board of Directors of Vitesse Semiconductor Corporation ("Vitesse"). Mr. Lamond is also Chairman of the Board of Vitesse. Neither Cypress nor Vitesse treats Chairman of the Board as an officer of the corporation for compensation purposes. Mr. Lamond is a general partner of a venture capital firm which invested in the Company prior to its initial public offering in 1986.

CERTAIN TRANSACTIONS

     In October 1993, J. Daniel McCranie, Vice President of Marketing and Sales, incurred $210,000 of indebtedness to the Company, which indebtedness bears interest at 4% per annum and is unsecured. In 1995, the Company and Mr. McCranie agreed to extend the length of time that such indebtedness is payable by two years, such that the indebtedness was due on October 7, 1998. In the event Mr. McCranie is still employed by the Company on October 7, 1998, the promissory note will be cancelled and the indebtedness forgiven.

     In October 1993, the Company entered into a consulting arrangement (the "1993 Consulting Agreement") with Fred B. Bialek, a member of the Company's Board of Directors. Pursuant to the terms of the 1993 Consulting Agreement, as amended in February 1994, Mr. Bialek was paid an annualized fixed retainer of $242,000, which was increased on April 1 of each year by an amount equal to the average percentage salary increase as approved by the Board of Directors for all Company employees. Under the 1993 Consulting Agreement, Mr. Bialek was also granted a fully exercisable option to purchase 120,000 shares of the Company's Common Stock and an additional option to purchase 240,000 shares of the Company's Common Stock which vests over approximately two and one-half years. In April 1995, the Company entered into a new consulting arrangement (the "1995 Consulting Agreement") with Mr. Bialek pursuant to which he was paid an annualized fixed retainer of $269,346 and was granted an option to purchase 20,000 shares of the Company's Common Stock with a vesting period of five years from the date of grant. Pursuant to the terms of the 1995 Consulting Agreement, as amended April 1, 1996, Mr. Bialek's annual retainer was increased to $284,160, payable in equal installments on the first day of each month and Mr. Bialek was granted an option to purchase 20,000 shares of the Company's Common Stock which vests five years from the date of grant. In addition, Mr. Bialek will be reimbursed for out-of-pocket business expenses for travel, lodging, phone and administrative support related to his consulting services for the Company on receipt of invoice. The amended 1995 Consulting Agreement expires on April 1, 1997, but may be extended by mutual agreement of the Company and Mr. Bialek. Prior to its expiration, the 1995 Consulting Agreement is terminable by either the Company or Mr. Bialek 30 days following written notice of such termination.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, the Company believes that, during the fiscal year ended December 30, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied.

COMPANY STOCK PRICE PERFORMANCE

     The following graph shows a five-year comparison of cumulative total return for the Company's stock, the Standard & Poor's 500 Stock Index and the S&P Electronic Index for Semiconductor and Component Manufacturers.

  COMPANY STOCK PRICE PERFORMANCE

     The following graph shows a five-year comparison of cumulative total return for the Company's stock, the Standard & Poor's 500 Stock Index and the S&P Electronic Index for Semiconductor and Component Manufacturers.


COMPARISON OF FIVE YEAR CUMULATIVE RETURN*


EXERCISE DATE                      RETURN
----------------------------    -------------

Cypress Semiconductor Corp.
----------------------------
1996                                  $164.96
1995                                  $147.45
1994                                  $135.04
1993                                  $ 79.56
1992                                  $ 54.01
1991                                  $100.00

S & P 500 Index
----------------------------
1996                                  $203.05
1995                                  $165.14
1994                                  $120.03
1993                                  $118.47
1992                                  $107.62
1991                                  $100.00

S & P Electronic Index
----------------------------
1996                                  $719.90
1995                                  $399.79
1994                                  $294.37
1993                                  $251.82
1992                                  $163.48
1991                                  $100.00

* ASSUMES $100 INVESTED ON DECEMBER 31, 1991 IN EACH INVESTMENT. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. PAST RESULTS ARE NOT AN INDICATION OF FUTURE INVESTMENT RETURNS.

                   PROPOSAL TWO - RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Price Waterhouse LLP, independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 29, 1997 and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     Price Waterhouse LLP has audited the Company's financial statements annually since 1982. Its representatives are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS

     Affirmative votes constituting a majority of the Votes Cast will be required to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 1997.


                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

     It is important that your stock be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope which has been enclosed, at your earliest convenience.


                                               FOR THE BOARD OF DIRECTORS

                                               Emmanuel Hernandez, Secretary


Dated:  April 28, 1997

(Front Side of Proxy Card)

                        CYPRESS SEMICONDUCTOR CORPORATION

                  PROXY FOR 1997 ANNUAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of CYPRESS SEMICONDUCTOR CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 1997, and hereby appoints T.J. Rodgers and Emmanuel Hernandez, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Stockholders of CYPRESS SEMICONDUCTOR CORPORATION to be held on Tuesday, May 13, 1997, at 10:00 a.m., local time, at its offices located at 3939 North First Street, San Jose, California 95134 and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, it then and there personally present, on the matters set forth below.

     A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall represent and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder.



























CONTINUED AND TO BE SIGNED ON REVERSE SIDE

(Backside of Proxy Card)


[ X ] Please mark votes as in this example.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1. ELECTION OF DIRECTORS:

NOMINEES: T.J. Rodgers; Pierre R. Lamond; Fred B. Bialek; Eric A. Benhamou;
          John C. Lewis:

                   FOR                         WITHHELD
                  [   ]                          [   ]


[   ] _______________________________________
      For all nominees except as noted above


2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR FISCAL 1997.

           FOR                     AGAINST                   ABSTAIN
          [   ]                     [   ]                     [   ]


3. In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.


     [   ] MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT.

(This Proxy should be marked, dated, signed by each stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)



Signature: _______________________________________  Date: _____________________


Signature: _______________________________________  Date: _____________________